Exhibit 99.1

TRAVELPORT APPOINTS MANAGEMENT TEAM OF ITS GDS BUSINESS

The Travelport GDS Management Team Brings More Than 100 years of Combined Industry Experience to a Leading GDS with Best in Class Travel Service Technologies

NEW YORK, September 10, 2007 — Travelport Limited, the parent company of the Travelport group of companies, today announced that it has appointed a new integrated management team to lead its GDS business.  Headquartered in Langley, UK, and operating across 145 countries, Travelport’s GDS business comprises the Galileo and Worldspan businesses; Shepherd Systems, an expert in the field of providing business and marketing intelligence to the travel industry; aiRES, the next generation server based internal airline IT product suite; and THOR, a provider of distribution and marketing services to travel-related companies.

“Bringing together Galileo, Worldspan, Shepherd Systems, aiRES and THOR under one umbrella signifies the evolution of the Travel Services Industry and allows us to become a more effective and efficient partner to next generation and existing airline carriers as well as traditional and online travel agencies,” stated Jeff Clarke, president and CEO of  Travelport Limited.  “The Travelport GDS business represents a new world of options in travel distribution services, with configurable and scalable solutions that empower our customers to provide first class support to travelers on a global platform.”

Gordon Wilson will head the GDS business as president and CEO, with a new senior management team of executives from both Galileo and Worldspan, with more than 100 years of combined industry experience.  The management team will continue to deliver the high quality service, which customers have come to expect from all Travelport GDS products, as well as capitalize on the natural synergies that present themselves when integrating best in class service offerings.

The Travelport GDS business senior leadership team includes:

•                  Philip Emery, Chief Financial Officer, based in Langley, UK

Philip Emery will serve as CFO of the GDS business.  Philip has been CFO of the Galileo GDS since September 2006. In this role he is responsible for all aspects of financial and statutory accounting, financial planning and analysis, financial systems and procurement globally. Before joining Travelport in 2006, Emery worked as an Entrepreneur in Residence with Warburg Pincus.

•                  Kevin Mooney, Chief Commercial Officer, based in Atlanta, USA

Kevin Mooney will head the GDS business’s commercial operations, encompassing all travel agency and supplier customer facing activities, including Airline IT services.  Mooney has been the CFO of Worldspan for the past two and a half years. He previously held executive positions with leading telecommunications company Cincinnati Bell, Inc. (NYSE: CBB), formerly known as Broadwing, Inc.

•                  Sue Powers, Chief Information Officer, based in Atlanta, USA

Sue Powers will serve as CIO of the GDS business having held the position of CIO of Worldspan for the last five years.  Powers started her career at Apollo and has held a number of roles in product development, marketing and commercial development. Prior to joining Worldspan, she held executive positions with major global corporations in the travel and transportation industries, including Northwest Airlines.

•                  Keith Woodcock, Senior Vice-President, New Business Incubation, based in Denver, USA

Keith Woodcock will be taking up a new portfolio of new business incubation for the GDS business as the head of a newly established dedicated team.  Woodcock joined the Galileo GDS team in January 2006 as CIO for the global Galileo business.  Previously, he was the CIO for Travelport’s Business Group in EMEA, Asia & Pacific, responsible for overseeing the Technology Infrastructure and Internal Business Systems.

•                  Dave Lauderdale, Chief Technology Officer, based in Atlanta, USA

Dave Lauderdale will head the CTO function for the GDS business, adding Galileo to his existing responsibilities at Worldspan.  Lauderdale joined Worldspan in 1991 and has been CTO for the past five years. Before joining Worldspan, he served as manager of Technical Services for the PARS Service Partnership.

•                  Tad Ostrowski, General Counsel, based in Langley, UK

Tad Ostrowski will head the legal function for the GDS business and is responsible for all legal matters globally.  Ostrowski joined Galileo in 2001 and has held the role of General Counsel since January 2007. Before joining Galileo, he was an associate in the Corporate Finance department at Richards Butler and at Sonnenschein Nath & Rosenthal in London.

•                  Lee Golding, Senior Vice-President, Human Resources, based in Langley, UK

Lee Golding will head the Human Resources for the GDS business and is responsible for the attraction, development and retention of talent; employee engagement and organization design and development globally. Golding joined Galileo in 2002. Before joining Travelport, she held a number of senior international HR roles including HR Director of Chordiant Software, a US based CRM enterprise software provider and Head of HR at Kingfisher Plc, the UK based international retailer.

•                  Bob Coggin, Vice-Chairman, Travelport GDS, based in Atlanta, USA

Bob Coggin will act as an advisor and key ambassador for the GDS business across the industry, focusing in particular on the global airline community. Coggin joined Cendant in 2002 and held positions as Vice Chairman of Galileo and Vice Chairman of Travelport Airline Services.

Wilson commented, “The completion of Travelport’s acquisition of Worldspan is a hugely exciting moment for the GDS sector and a milestone for the travel industry as a whole. Both Galileo and Worldspan have achieved a great deal individually, and I am delighted to bring together the two teams quickly so that we can maintain that momentum. Travelport GDS is strongly committed to reshaping the industry as the world’s leading provider of informed travel choice.”

About Travelport

Travelport operates one of the world’s largest global distribution systems, which includes the Galileo and Worldspan brands. In addition, it is a provider of wholesale travel content through its brand GTA, and also owns a controlling interest in Orbitz Worldwide (NYSE: OWW), a leading global online travel company. With 2006 revenues of $2.6 billion, Travelport has approximately 7,500 employees and operates in 145 countries.

Travelport is a private company owned by The Blackstone Group of New York, Technology Crossover Ventures of Palo Alto, California and One Equity Partners of New York.

US Media Contact:

Kelli Segal

212-915-9155

Kelli.Segal@travelport.com

EU Media Contact:

Julian Cacchioli

+44 (0) 1753 288620

Julian.Cacchioli@travelport.com